Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-168971) and related Prospectus of Apple REIT Ten, Inc. (the “Company”) for the registration of 182,251,082 units, each of which consists of one Common Share and one Series A Preferred Share of the Company and to the incorporation by reference therein of the following reports:

(1)

our report dated March 12, 2012, with respect to the audited consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission; and

(2)

our report dated May 10, 2011, with respect to the audited financial statements of the Denver, Colorado-Hilton Garden Inn for the years ended December 31, 2010 and 2009, appearing in the Company’s Form 8-K/A dated May 17, 2011, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Richmond, Virginia
April 17, 2012